UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Posner, Jarrett B.
   Triarc Companies, Inc.
   280 Park Avenue
   New York, NY  10017
   USA
2. Issuer Name and Ticker or Trading Symbol
   Triarc Companies, Inc.
   TRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President - Corporate Finance
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |12/28/|M   | |1,000             |(A)|$10.125    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/28/|D   | |1,000             |(D)|$24.8125   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/28/|M   | |10,000            |(A)|$12.54     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/28/|D   | |10,000            |(D)|$24.8125   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/28/|M   | |8,333             |(A)|$16.875    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/28/|D   | |8,333             |(D)|$24.8125   |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/28/|M   | |8,333             |(A)|$17.75     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |12/28/|D   | |8,333             |(D)|$24.8125   |250                |(D)   |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee stock option |$10.125 |12/28|M   | |1,000      |D  |(1)  |12/7/|Class A Comm|1,000  |       |0           |(D)|            |
(right to buy) with ta|        |/00  |    | |           |   |     |05   |on Stock    |       |       |            |   |            |
ndem tax withholding r|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ights                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee stock option |$12.54  |12/28|M   | |10,000     |D  |(2)  |3/20/|Class A Comm|10,000 |       |0           |(D)|            |
(right to buy) with ta|        |/00  |    | |           |   |     |07   |on Stock    |       |       |            |   |            |
ndem tax withholding r|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ights                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee stock option |$16.875 |12/28|M   | |8,333      |D  |(3)  |3/15/|Class A Comm|8,333  |       |16,667      |(D)|            |
(right to buy) with ta|        |/00  |    | |           |   |     |09   |on Stock    |       |       |            |   |            |
ndem tax withholding r|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ights                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee stock option |$17.75  |12/28|M   | |8,333      |D  |(4)  |12/22|Class A Comm|8,333  |       |16,667      |(D)|            |
(right to buy) with ta|        |/00  |    | |           |   |     |/09  |on Stock    |       |       |            |   |            |
ndem tax withholding r|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ights                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vested in three equal installments on December 7, 1996, 1997 and 1998.
(2) The option vested in three equal installments on March 20, 1998, 1999 and 2000.
(3) The option vests in three equal installments on March 15, 2000, 2001 and 2001.
(4) The option vests in three equal installments on December 22, 2000, 2001 and 2002.
SIGNATURE OF REPORTING PERSON
JARRETT B. POSNER
DATE
JANUARY 10, 2001